EXHIBIT 12

                      EMERSON RADIO CORP. AND SUBSIDIARIES
                              EXHIBIT TO FORM 10-K
            COMPUTATION OF RATIO OF EARNINGS (LOSS) TO COMBINED FIXED
                      CHARGES AND PREFERRED STOCK DIVIDENDS
                        (In thousands, except ratio data)

                                                                                      Historical

                                          -------------- --- -------------- --- ------------ --- ------------ --- -----------------

                                              Year               Year               Year              Year               Year
                                              Ended              Ended              Ended            Ended              Ended
                                            Mar. 31,            Apr. 2,            Apr. 3,         Mar. 31,           Mar. 31,
                                              2000               1999               1998              1997               1996
                                          --------------     --------------     --------------    -------------     ---------------

Pretax earnings (loss)                      $ 3,043           $    496           $ (1,176)        $ (23,738)       $   (13,363)

Fixed charges:
   Interest                                   1,932              1,925              1,833             2,789              2,788
   Amortization of debt expenses                352                347                677               640                487
  Lease expense                               1,316              1,305              1,570             1,790              1,716
                                          --------------     --------------     --------------    -------------     ---------------
                                              3,600              3,577              4,080             5,219              4,991
                                          --------------     --------------     --------------    -------------     ---------------
Pretax earnings (loss) before
   fixed charges                            $ 6,643           $  4,073            $ 2,904         $ (18,519)        $   (8,372)
                                          ==============     ==============     ==============    =============     ===============

Fixed charges:
   Interest                                 $ 1,932            $ 1,925            $ 1,833         $   2,789         $    2,788
   Amortization of debt expenses                352                347                677               640                487
  Lease expense                               1,316              1,305              1,570             1,790              1,716
   Preferred stock dividend
         requirements                           103                171                400               700                700
                                          --------------     --------------     --------------    -------------     ---------------
                                            $ 3,703            $ 3,748           $  4,480         $   5,919         $    5,691
                                          ==============     ==============     ==============    =============     ===============

Ratio of earnings (loss) to
   combined fixed charges and
   preferred stock dividends                   1.79               1.09                .65             (3.13)            (1.47)
                                          ==============     ==============     ==============    =============     ===============

Coverage deficiency                            --                 --              $ 1,576          $  4,129         $   3,975
                                          ==============     ==============     ==============    =============     ===============

(a)  The preferred stock dividend requirements have been adjusted to reflect the
     pretax   earnings   which  would  be   required  to  cover  such   dividend
     requirements.